UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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QUALSTAR CORPORATION
(Name of Registrant as Specified in Its Charter)

BKF Capital Group, Inc.
Steven N. Bronson
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 5, 2012

Dear Fellow Qualstar Shareholders:

BKF Capital Group, Inc. has launched a proxy contest to replace the Board of Directors of Qualstar Corporation, and we need your support.  We are the Company’s second largest shareholder, and we have one objective—to build value in the Company and make money for ourselves and our fellow shareholders. Despite its disappointing financial performance over the last decade, we believe there is value in the Company waiting to be unlocked.  But we do not believe the existing Board is capable of doing this.  We are therefore asking for your help to remove the current Board and replace it with the directors nominated by BKF.

In a nutshell—

•	Four of the five existing directors (not including co-founder William Gervais who is retiring) have been in office since at least 2006, with one serving since 2005 and another serving since 2000;

•	The Company has not been profitable since 2004;

•	The Company’s net revenues were 42% less in 2011 than they were in 2004;

•	The Company’s stock price has declined by over 66% in the last 10 years on a dividend adjusted basis;

•	After the departure of the Company’s co-founder next month, the current Board will in total own less than 1.3% of the outstanding shares;

•
The current Board has just hired as the new CEO one of its own members with no experience as the CEO of a public company, and has guaranteed him payments in the first year of $455,000 not tied to performance.

The question is whether we should trust the existing Board to return the Company to profitability and build value for shareholders?  We believe the facts speak for themselves, and the answer is a clear and resounding NO.   With four out five directors who have presided over at least six years of failed promise, a fifth installed as CEO with no chief executive experience, and all of whom having no meaningful equity stake in the Company, we the shareholders need better.

Why should shareholders be disappointed with the performance of the Company?

According to the Company’s own performance graph in its Annual 10-K Report for fiscal 2011 (at left), the Company’s stock performance has lagged both the market and its self-determined peer group over the last five years. The Company has experienced net losses since 2004, losing on a cumulative basis during the period of fiscal 2004 through fiscal 2011 a total of $12.63 million (with an additional $1.4 million in the first nine months of fiscal 2012). Net revenues are down over 42% in the same period, from $31.5 million in fiscal 2004 to $18.3 million in fiscal 2011. And the trend continues, with net revenue for the first nine months of 2012 down by almost 6% from the comparable prior year period.

BKF Capital Group, Inc., 225 N.E. Mizner Boulevard, Suite 400 Boca Raton, Florida 33432 (561) 362-4199

Over the past 10 years, on a dividend adjusted basis, the Company’s stock price has lost approximately 66% of its value from $5.88 on April 30, 2002 to $1.93 on April 30, 2012, the date BKF announced its demand for a Special Meeting to remove the current Board of Directors.  As of June 4, 2012, the Company’s stock price of $1.94 was approximately 14% below book value per share as of March 31, 2012.

Shareholders have every right to be disappointed with the Company’s performance during the tenure of the current Board, and every reason to distrust this Board when it tells you that from now on things will be different.

Why go with the BKF nominees?

BKF, together with Steve Bronson its controlling shareholder, is the Company’s second largest shareholder, owning 18.7% of the outstanding shares.  BKF’s interests are precisely aligned with those of every other shareholder—to build value, return excess cash to shareholders and get the Company’s stock price to levels, on a dividend adjusted basis, that will make real money for investors.  BKF believes the Company’s stock is currently undervalued, and intends to continue to accumulate shares at current prices.  But contrary to the scare campaign of the current Board, BKF’s interest and intention is to benefit on a proportionate basis all shareholders who want to remain invested in the Company.  If the Company can get back on track, BKF intends to be a long term investor, and BKF is not seeking any special benefit or advantage for itself.

You can read about the backgrounds of the BKF nominees in the accompanying proxy statement, and we think you will agree that collectively they have the business, management, entrepreneurial, financial, operational and accounting experience and expertise to return the Company to profitability. Steven N. Bronson, BKF’s principal shareholder and a nominee, successfully restructured Mikron Infrared Instruments, Inc. a manufacturer of non-contact temperature sensors, by hiring the right senior management team with an equity stake in the company and by rationalizing costs.  He is currently employing the same strategy with Interlink Electronics, a designer and developer of electronic interface solutions, where he became CEO in July 2010 and took over day-to-day operations in March 2011.  Interlink Electronics, which experienced losses every year since 2001, had a profitable first quarter in 2012.

What is BKF’s plan?

Problem number one at the Company is the Tape Library business, which is losing money and has lost money every year since 2004.  Last year, the segment EBIT of the Tape Library business was a negative $1.6 million, and it’s not hard to see why.  The world of data storage is rapidly changing, with cloud computing and storage gaining ever increasing market share.  The prospects for future profitability of the Tape Library business must be quickly and objectively sized up.  If the business cannot be turned around in the near term, it should be prepared for sale by cutting expenses and increasing efficiencies, and then sold.

The Company’s Power Supply business is up and coming and profitable, with segment EBIT of $944,000 in 2011.  The Company should focus its resources on building this business.

As of March 31, 2012, the Company had $21,554,000 in cash and marketable securities on its balance sheet, out of total assets of $30,782,000.  BKF believes that a substantial amount of cash (approximately $1.00 per share) can be returned to shareholders without in any way impairing the Company’s ability to fund its operations, including research and development, to make opportunistic acquisitions and to maintain a financial cushion for weathering adverse market conditions.  One thing this Company should not be doing is pursuing acquisitions just because there is cash on the balance sheet.  BKF believes that this is a clear recipe for dissipation of value, and it is a course that the BKF nominees will not pursue.

What is wrong with what the current Board is doing and telling you?

On April 30, 2012, we delivered our demand to the Company for a Special Meeting of Shareholders to remove the existing directors, fix the size of the Board at five directors and elect the BKF nominees.  What has the Company done and said since then?

•
On May 9th, the Company announced the appointment of Lawrence Firestone as CEO to succeed Mr. Gervais, who will be retiring on June 15th.  Not only does Mr. Firestone have no experience as the CEO of a public issuer.  Not only did the Board appoint him after BKF demanded a meeting at which shareholders will decide whether they want Mr. Firestone as a director of their company, let alone as their CEO. Not only did the Board commit to making non-performance based payments to Mr. Firestone in the first year of his employment of over $455,000, almost triple the annual compensation of the current CEO. The Board agreed to pay Mr. Firestone 18 months’ severance and other benefits if the Board is replaced and Mr. Firestone is terminated within 12 months, after we announced our contest to remove the current Board!

•
In its May 9th press release on the appointment of Mr. Firestone, the Company quoted Mr. Firestone as seeking growth through acquisitions (in addition to internal growth), a disturbing remark considering that the current Board has yet to figure out how to profitably operate the Company’s existing business.

•
On May 10th, the Company released its third quarter and nine month results for fiscal 2012.  Net loss for the quarter increased by 7.6% to $553,000 from $514,000 in the 2011 third quarter, and net loss for the nine months increased by 128% to $1,467,000 from $643,000 in the corresponding period a year earlier.

•
On May 18th, in its press release announcing the June 20th Special Meeting at which shareholders will vote on BKF’s proposal to replace the Board, the Company again quotes Mr. Firestone, this time saying that the current Board plans “to implement new initiatives to increase sales and return Qualstar to sustained profitability” and accusing BKF of “seeking to take control of Qualstar in order to secure a quick, opportunistic gain, instead of seeking to return Qualstar to profitability in order to enhance shareholder value for all of our shareholders.” Aside from the gratuitous and unfounded accusation regarding the intentions of BKF, you have to ask yourself, Why should shareholders place any confidence in the current Board to now return the Company to profitability?  Where was this Board for the past six years when the Company was floundering in red ink?

•	The Company filed preliminary proxy material in response to our contest on June 1st. In those materials—

•
the Company says, “Our Board, under the leadership of Mr. Firestone, intends to conduct a thorough review of all aspects of both our tape library and power supply businesses and implement appropriate additional measures to increase sales while controlling costs,” to which we ask, Where was this Board until now?

•	the Company again speaks of pursuing acquisitions, even though the current Board has not managed to run a profitable business in the past six years;

•
the Company says, “the goals of your Board of Directors and management, who own in the aggregate approximately 29% of Qualstar’s shares, are to return Qualstar to profitability and grow its business,”  while neglecting to mention that with the departure of Mr. Gervais, the equity ownership of the current Board and management will drop to 1.3% (not counting options);

•
the Company says, “we think it is important for Qualstar to maintain a strong balance sheet and substantial liquidity to provide our customers with confidence that we will continue to have the financial strength and resources to continue to improve and expand our product offerings [and] to provide the high level of service that our customers have come to expect from us,” as if a well-managed company needs 70% of its assets in cash and marketable securities in order to instill confidence in its customers!

What should you be doing now?

BKF needs your vote to elect directors who will work to get Qualstar back to profitability, return excess cash to shareholders and raise the Company’s share price on a dividend adjusted basis.

Time is short.  If, as the Company claims, Mr. Gervais intends to support the existing Board, the contest will be tight.  Every vote will count, and we will need every vote to win.  Therefore no matter how many or how few shares you own, it is important that you return your GOLD proxy card and vote in favor of the BKF proposals to remove the existing Board, reduce the size of the Board to five directors and elect the five BKF nominees to represent you in the boardroom.

Do not return the WHITE proxy card or any other card furnished to you by or on behalf of the Company.  Remember as well that only your last vote will count, so that even if you have voted on the Company’s WHITE proxy card, you may revoke your vote by returning a later dated GOLD proxy card in favor of the BKF nominees and the other BKF proposals.

If you have any questions, require assistance in voting your shares, or need additional copies of BKF’s Proxy Statement, please contact our proxy advisors—

PHOENIX ADVISORY PARTNERS
110 WALL STREET
27TH FLOOR
NEW YORK, NY 10005

CALL TOLL FREE: (877) 478-5038
BANKS AND BROKERS CALL COLLECT: (212) 493-3910

We thank you in advance for your support and look forward to the election of the BKF nominees and a better and more profitable tomorrow for Qualstar.

BKF Capital Group, Inc.

Greg S. Heller Senior Vice President